Exhibit 99

[Lockheed Martin Corporation logo]

Information

LOCKHEED MARTIN CORPORATION ANNOUNCES ADJUSTMENT TO CONVERSION

RATE FOR ITS OUTSTANDING FLOATING RATE CONVERTIBLE DEBENTURES

BETHESDA, Maryland, December 1, 2004 – Lockheed Martin Corporation (NYSE: LMT) today announced that the conversion rate for its $1 billion principal amount of outstanding Floating Rate Convertible Senior Debentures due 2033 will be adjusted from 13.1939 shares of common stock to 13.3326 shares of common stock for each $1,000 original principal amount of debentures. The resulting conversion price for the debentures will be $75.00. The adjustment will be effective immediately prior to the opening of business on December 2, 2004. The cumulative adjustment is required, in accordance with the terms of the indenture governing the debentures, as a result of Lockheed Martin’s declaration of dividends in excess of the quarterly dividend threshold amount of $.12 per share specified in the indenture.

Headquartered in Bethesda, Md., Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The Corporation reported 2003 sales of $31.8 billion.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455